                                                                     Exhibit 4.3

                                    [LOGO]
                               Havas Advertising


     Bonds convertible and/or exchangeable into new or existing shares of
                               Havas Advertising


        Obligations a` option de conversion et/ou d'echange en actions nouvelles ou existantes


     The Bonds (the "Bonds") convertible and/or exchangeable into new or existing shares of Havas Advertising ("Havas Advertising") are being offered by way of an offering in France and outside France.

     The terms and conditions of the Bonds and certain information in relation to Havas Advertising are set out in the translation into English for information purposes only of the French language prospectus which is contained in this document. This document should be read in conjunction with the English language Annual Report of Havas Advertising for the year ended 31 December 1999 and the English translation of the final prospectus for the share capital increase dated 25 September 2000 which accompany this document.

     THIS DOCUMENT CONTAINS A FREE TRANSLATION FOR INFORMATION PURPOSES ONLY OF THE FRENCH LANGUAGE FINAL PROSPECTUS RELATING TO THE ISSUE OF THE BONDS WHICH RECEIVED VISA NO. 00-2003 DATED 11 DECEMBER 2000 OF THE COMMISSION DES OPERATIONS DE BOURSE. IN THE EVENT OF ANY AMBIGUITY OR CONFLICT BETWEEN CORRESPONDING STATEMENTS OR OTHER ITEMS CONTAINED IN THESE DOCUMENTS, THE RELEVANT STATEMENTS OR ITEMS OF THE FRENCH VERSION OF THE FINAL PROSPECTUS SHALL PREVAIL.

     Application has been made to list the Bonds on the Premier Marche of Euronext Paris S.A. with effect from 22 December 2000. The existing shares of Havas Advertising are listed on the Premier Marche of Euronext Paris S.A.









                             SG Investment Banking

                 The date of this document is 12 December 2000

     This document does not constitute an offer or invitation to any person to subscribe the Bonds. No action has been taken in any jurisdiction other than France that would permit a public offering of the Bonds, or the circulation or distribution of this document or any other offering material, in any jurisdiction where action for that purpose is required.

     The distribution of this document and the offering of the Bonds in certain jurisdictions may be restricted by law. Persons into whose possession this document comes are required to inform themselves about, and to observe, any such restrictions.

     THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE SUBMITTED TO THE CLEARANCE PROCEDURES OF THE COMMISSION DES OPERATIONS DE BOURSE AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFER OR SALE OF THE BONDS TO THE PUBLIC IN FRANCE.

     The delivery of this document, or any sale made in connection with the offer of the Bonds, shall not imply that the information herein contained is correct at any time subsequent to the date hereof or that there has been no change in the affairs of Havas Advertising and its consolidated subsidiaries since the date of this document.

     The Bonds and the shares to be issued upon conversion or delivered upon exchange of the Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States. The Bonds are being offered and sold outside the United States in accordance with Regulation S of the Securities Act. Terms used in this paragraph have the meaning ascribed to such terms in Regulation S.

     No representation or warranty, express or implied, is made, and no responsibility is accepted by SG Investment Banking as to the accuracy or completeness of the information set out in this document.

     In connection with this issue, Societe Generale may over-allot or effect transactions which stabilise or maintain the market price of the Bonds and/or the shares at a level which might not otherwise prevail. Such stabilising, if commenced, may be discontinued at any time. Such stabilising will be carried out in accordance with all applicable laws and regulations.

   A French limited liability company (societe anonyme) with a share capital of Euro 105,432,578.80
        Registered Office: 84 rue de Villiers, 92300 Levallois-Perret Registered with the Nanterre Registry of Companies and Commerce under number 335 480 265

                               FINAL PROSPECTUS
                         (NOTE D'OPERATION DEFINITIF)

    made available to the public in relation to the issue and admission to the Premier Marche of Euro 661,590,957.60 aggregate principal amount, capable of being increased to Euro 708,847,459.20, of Bonds convertible and/or exchangeable into new or existing shares (obligations a`
         option de conversion et/ou d'echange en actions nouvelles ou existantes) of Havas Advertising with a nominal value of Euro 21.60 each.

     A legal notice will be published in the Bulletin des Annonces legales obligatoires on 13 December 2000.

--------------------------------------------------------------------------------
                                  [COB LOGO]

                Visa of the Commission des Operations de Bourse

   Pursuant to articles 6 and 7 of Ordonnance no. 67-833 dated 28 September 1967, this final prospectus has received the visa no. 00-2003 dated 11 December 2000 of the Commission des Operations de Bourse. This prospectus has been drafted by the issuer and renders the signatories thereof liable. The approval does not imply approval of the suitability of the transaction or authentification of the accounting and financial items shown. It has been granted after review of the relevance and consistency of the information in the light of the transaction offered to investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    Warning

   The Commission des Operations de Bourse draws the attention of the public to the specific characteristics of the financial instruments described in this note d'operation. As they come within the scope of articles
   L.228- 91 and subseq. of the Code de Commerce (previously articles 339-1 and subseq. of the Law of 24 July 1966), the instruments do not have certain of the characteristics of convertible or exchangeable bonds. In particular, in the event of an early redemption or a redemption at maturity, the holders shall be entitled to exercise their rights to receive shares only in the period between the date of the notice announcing such redemption (which shall be published at the latest one month before the redemption date) and the seventh business day preceding the date set for such redemption.

--------------------------------------------------------------------------------

This final prospectus consists of:

 . the document de reference of Havas Advertising, which was registered with the Commission des Operations de Bourse on 19 April 2000 under the number R00-166;

 .  the final prospectus which received visa no. 00-1547 from the Commission des
   Operations de Bourse on 25 September 2000 relating to the increase in share capital following the public exchange offer of Havas Advertising for all the SNC Shares of Snyder Communications, Inc. in accordance with U.S. law and procedures;

 . the preliminary prospectus which received visa no. 00-2002 of the Commission des Operations de Bourse on 11 December 2000; and

 .  this final prospectus.

     Copies of this prospectus are available for inspection at the offices of Societe Generale and also at the registered offices of Havas Advertising at 84, rue de Villiers, 92300 Levallois-Perret.

                             SG Investment Banking

--------------------------------------------------------------------------------

                               HAVAS ADVERTISING

              PRINCIPAL CHARACTERISTICS OF THE BONDS CONVERTIBLE
                   AND/OR EXCHANGEABLE INTO NEW OR EXISTING
                          SHARES OF HAVAS ADVERTISING

PRINCIPAL AMOUNT OF ISSUE

The number of Bonds is 30,629,211 representing a total nominal amount of Euro 661,590,957.60 (approximately FRF 4,339.752 billion) which may be increased to a maximum of 32,817,012, representing a total nominal amount of Euro 708,847,459.20 (approximately FRF 4,649.735 billion).

NOMINAL VALUE OF BONDS

The nominal value of the Bonds is Euro 21.60 (FRF 141.69).

ISSUE PRICE
At par.

ISSUE DATE AND SETTLEMENT DATE
22 December 2000.

TERM OF THE BONDS

5 years and 10 days from the settlement date.

ANNUAL INTEREST

The Bonds will bear interest at a rate of 1 per cent. per annum, payable annually in arrear on 1 January in each year. In respect of the period from 22 December 2000 to 31 December 2001, an amount of Euro 0.22190 (FRF 1.45557) per Bond will be payable on 1 January 2002.

GROSS YIELD TO MATURITY

4.25 per cent. as at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of early redemption).

REDEMPTION AT MATURITY

Redemption in full on 1 January 2006 at an amount of Euro 25.44 (FRF 166.88) representing approximately 117.77778 per cent. of the nominal value of the Bonds.

EARLY REDEMPTION AT THE OPTION OF HAVAS ADVERTISING

Possible

(1) by means of purchases in the open market or otherwise or public offer,

(2) at the option of Havas Advertising at any time from 1 January 2004 until 31 December 2005 at a price which guarantees to the subscriber a yield equivalent to that which would have been obtained on redemption at maturity, if the product of (i) the existing conversion/exchange ratio and (ii) the arithmetic mean of the closing prices of a Havas Advertising share on the Paris Stock Exchange calculated over a period of 20 consecutive stock exchange trading days during which the share is quoted as selected by Havas Advertising from among the 40 stock exchange trading days preceding the date of publication of a notice concerning such early repayment, exceeds 115 per cent. of the early redemption price of each Bond and

(3) at the option of Havas Advertising at any time at the early redemption price as defined above, when less than 10 per cent. of the Bonds issued remain outstanding.

CONVERSION AND/OR EXCHANGE OF THE BONDS FOR SHARES OF HAVAS ADVERTISING
At any time from 22 December 2000, the Bondholders may require that the Bonds are converted and/or exchanged into shares of Havas Advertising at the conversion/exchange rate of one share (subject to adjustment) for one Bond. Havas Advertising may, at its option, deliver new shares and/or existing shares.

PREFERENTIAL SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD

The shareholders of Havas Advertising have waived their preferential subscription rights and no priority subscription period is applicable.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OFFER TO THE PUBLIC

The Bonds will be offered to the public from 12 December 2000 to 18 December 2000 inclusive. The placing may be closed without prior notice, except with regard to individuals, for whom it will remain open from 12 December 2000 until 18 December 2000 inclusive.

STOCK EXCHANGE PRICE OF ONE SHARE

On 11 December 2000: Euro 16 (approximately FRF 104.95).

CONVERSION RATE FROM EURO INTO FRENCH FRANCS

Amounts in French francs ("FRF") are calculated on the basis of the official rate of Euro 1 = FRF 6.55957 and are given for information purposes only.
--------------------------------------------------------------------------------

                                   CHAPTER I

                   PERSONS ASSUMING RESPONSIBILITY FOR THIS
                   PROSPECTUS AND THE AUDIT OF THE ACCOUNTS


1.1       PERSON RESPONSIBLE FOR THE PROSPECTUS

          Alain de Pouzilhac, Chairman of the Board of Directors (President du Conseil d'administration) of Havas Advertising.

1.2       CERTIFICATE OF THE PERSON RESPONSIBLE FOR THE PROSPECTUS

          "To the best of my knowledge, all the information in this final prospectus is true and accurate; this document contains all the information necessary to enable investors to form an opinion as to the assets and liabilities, activities, financial position and financial results and future prospects of Havas Advertising and its subsidiaries as well as to the rights attached to the securities being offered; this document does not contain any information which makes it misleading."

                              Alain de Pouzilhac
                    The Chairman of the Board of Directors
                             of Havas Advertising


1.3       PERSONS RESPONSIBLE FOR THE AUDIT OF THE ACCOUNTS

1.3.1     Auditors of Havas Advertising

                                                                              Date of first               Mandate
                                                                              appointment               expiring at
                                                                              -------------             -----------
          Statutory Auditors:
          Monsieur Francois BOUCHON
          33, avenue de Suffren
          75007 Paris                                                           30.09.1982              AGO 2006/(1)/

          Societe Yves LEPINAY et Associes "FIDINTER" 128, boulevard
          Saint-Germain 75006 Paris Representee par Messieurs Yves
          LEPINAY et Jean-Yves LEPINAY                                          26.06.1990              AGO 2006/(1)/

                                                                              Date of first               Mandate
                                                                              appointment               expiring at
                                                                              -------------             -----------
          Substitute Auditors:
          FNEC-FIDUCIAIRE NATIONALE D'EXPERTISE
          COMPTABLE SA
          15, rue de l'Amiral Roussin 75015 Paris
          Representee par Monsieur Bruno VAILLANT                               25.06.1984              AGO 2006/(1)/

          Monsieur Michel SIBI
          128, boulevard Saint-Germain
          75006 Paris                                                           23.05.2000              AGO 2006/(1)/

          _________________
          /(1)/ General meeting of shareholders called to approve the accounts for the financial year 2005.

1.3.2 Certificate of the persons responsible for the audit of the accounts of Havas Advertising

          As auditors for HAVAS ADVERTISING and under re `glement COB 98-01, we have verified, in accordance with professional standards, the financial and accounting information prepared for the purposes of issue of bonds convertible and/or exchangeable into new or existing shares.

          This report completes:

          . the document de reference registered by the Commission des Operations de Bourse on 19 April 2000 under number R 00-166, in respect of which we issued a report on 17 April 2000 and concluded that there were no comments to make on the accuracy of the financial and accounting information presented.

     . the final prospectus established for the purpose of an increase in share capital without preferential subscription rights by the issue of 100,751,047 shares registered by the Commission des Operations de Bourse on 25 September 2000 under number 00-1547, in respect of which we issued a report on 25 September 2000, and in which we concluded:

          . that we had no comments to make on the accuracy of the re-transcribed historical financial and accounting information;

          . that there were no significant anomalies which, under French accounting rules, would affect the accuracy of the consolidated pro forma accounts as at 31 December 1999 and as at 30 June 2000, though we specified that we had not examined the figures in the Snyder columns in the balance sheets and profit and loss accounts;

          . that we had not audited the consolidated pro forma balance sheets and profit and loss accounts prepared according to American standards and that these were based on the American F-4 documents lodged with the SEC;

          . that we had no comments to make on the veracity of the other financial and accounting information set out therein.

     The President du Conseil d'Administration is responsible for the contents of this prospectus. Our opinion is solely restricted to the financial and accounting information it contains.

     Our procedures described below have consisted, depending on the nature of the financial and accounting information presented, of verifying the consistency of the information presented with the examined accounts, considering the accuracy of other historical information included and, regarding other provisional information, considering whether it constitutes forecast financial and accounting information capable of being reviewed by us.

Historical financial and accounting information

     As indicated in the document de reference registered with the Commission des Operations de Bourse on 19 April 2000 under number R00-166, mentioned above, we have audited the annual and consolidated accounts of Havas Advertising for the financial years 1997, 1998 and 1999 in accordance with professional standards. We have expressed an opinion without reservation on these accounts. In our report on the consolidated accounts at 31 December 1999, and without affecting our unqualified opinion, we drew attention to notes III-3 and IV-6 concerning the change to the accounting method relating to share option schemes of integrated subsidiaries.

     As indicated in the final prospectus prepared for the purpose of an increase in share capital without preferential subscription rights by the issue of 100,751,047 shares registered by the Commission des Operations de Bourse on 25 September 2000 under number 00-1547, mentioned above, we have performed a limited review in accordance with professional standards of the interim consolidated accounts for the periods 1 January to 30 June 1999 and 2000. We gave an unqualified opinion with no comments other than that, for 30 June 2000, we drew attention to the changes in accounting methods under re `glement CRC no 99-02 described in note III although this did not call into question our opinion on the accounts of such period.

     We have reviewed the veracity of the turnover figures for the first nine months of the year 2000.

     We have not reviewed the information relating to Snyder Communications' accounts at 30 September 2000. These are based on publicly available accounts, established in accordance with accounting rules applicable in the United States of America (US GAAP), which have been the subject of a limited review by an auditor approved by the SEC.

Provisional financial and accounting information

     This prospectus does not include either forecast accounts nor any other forecasts based on such accounts.

Conclusion on the prospectus

     On the basis of this due diligence, we have no comment to make on the accuracy of the financial and accounting information presented in this prospectus.

PARIS, 11 December 2000

         Yves LEPINAY & Associe<180>s                Francois BOUCHON
                  [FIDINTER]

     Yves LEPINAY
     Jean-Yves LEPINAY

                           Commissaires aux Comptes

                  Membres de la Compagnie Regionale de Paris


1.4  INFORMATION POLICY

     Persons responsible for information

     Havas Advertising

     Jacques Herail, Directeur General Finances                  Alain Camon, Directeur Financier

     Telephone : +33(1).41.34.30.05                          Telephone : +33(1).41.34.30.51
     Fax : +33(1).41.34.30.06                                Fax : +33(1).41.34.30.81 e-mail:
     jacques.herail@havas-advertising.fr                     e-mail : alain.camon@havas-advertising.fr

                                  CHAPTER II

                  ISSUE AND ADMISSION TO THE PREMIER MARCHE
        OF THE HAVAS ADVERTISING BONDS CONVERTIBLE AND/OR EXCHANGEABLE
               INTO NEW OR EXISTING SHARES OF HAVAS ADVERTISING

2.1       INFORMATION RELATING TO THE ISSUE

2.1.1     Authorisations

2.1.1.1   Meeting authorising the Issue

          The general meeting (assemblee generale mixte) of shareholders of Havas Advertising held on 23 May 2000, in compliance with the rules relating to quorum and voting for extraordinary general meetings, and after considering the report of the Board of Directors and the auditors' special report, and pursuant to the provisions of paragraph 3 of Article 180-III of the law no. 66-537 of 24 July 1966 (Article L.225-129 III of the Code du Commerce), pursuant to its seventeenth resolution:

          . authorised the Board of Directors to increase the company's share capital, on one or more occasions, by issuing, in France and abroad, shares or any securities giving immediate or future rights to the company's shares, including where these securities are issued in accordance with Article 339-3 of the above law (Article L.228-93 of the Code du Commerce);

          . decided that the nominal amount of any increase of share capital capable of being made immediately and/or in the future pursuant to the above delegation, shall not exceed Euro 30 million. If necessary, the nominal amount of additional shares issued to preserve, in accordance with the loi, the rights of holders of securities giving a right to shares, may be added to the limit;

          . decided that the nominal amount of debt securities which may be issued pursuant to the above delegated powers, will not exceed Euro 1 billion or the equivalent of this amount in foreign currencies or in currency units fixed by reference to several currencies;

          . waived the preferential subscription rights of shareholders to the securities to be issued, it being understood that the Board of Directors may confer on shareholders a priority option to subscribe all or part of the issue for such time and on such terms as it shall decide;

          . noted that, if necessary, the above delegation of powers will result in the shareholders waiving their preferential subscription rights to the shares to which the securities give rights, in favour of the holders of the securities being issued which give a right to the company's shares;

          . decided that the amount to be paid to the company for each share issued in accordance with the above delegation of powers, will be at least equal to the average of the opening prices on the Bourse of the company's shares on ten consecutive stock exchange trading days chosen from the twenty stock exchange trading days preceding the issue of the securities. If necessary, this average will be corrected to take account of the date from which rights to dividends accrue;

          . gave all powers to the Board of Directors to do what is necessary to act upon this authorisation with the ability to sub-delegate to the Chairman within the limits prescribed by law.

2.1.1.2   Decision of the Board of Directors and Chairman

          Pursuant to the authorisation given by the general meeting of shareholders of Havas Advertising on 23 May 2000, and in particular pursuant to its seventeenth resolution, the Board of Directors has decided at its meeting held on 25 September 2000, to issue bonds convertible and/or exchangeable into new or existing shares for a maximum amount of Euro 750 million and has delegated to the Chairman the power to fix the final terms.

          The Chairman decided on 11 December 2000 that the terms of this issue shall be as follows.

2.1.2 Number and nominal amount of the Bonds, proceeds of the issue in this final prospectus, the term "Bond" signifies a bond convertible and/or exchangeable into new or existing shares of Havas Advertising

2.1.2.1   Initial number and nominal amount of the Bonds

          Havas Advertising's Euro 661,590,957.60 1 per cent. Bonds 2000/2006 will be represented by 30,629,211 Bonds, convertible and/or exchangeable into new or existing shares of Havas Advertising with a nominal value of Euro 21.60 each and which may be increased to 32,817,012 Bonds with a total nominal amount of Euro 708,847,459.20, with a nominal value of Euro 21.60 each.

2.1.2.2   Proceeds of Issue

          The gross proceeds of the issue are Euro 661,590,957.60 which may be increased to Euro 708,847,459.20.

          The net proceeds of the issue, after deducting from the gross proceeds Euro 12.901 million in respect of the fees due to the financial intermediaries and approximately Euro 270,000 in respect of legal and administrative costs, will amount to approximately Euro 648.42 million and may be increased to Euro 694.739 million.

2.1.3     Structure of the Issue

2.1.3.1   Offers

          The Bonds, which are offered as part of a global offering, will be offered:

          .    in France, to legal entities and individuals;

          . outside France and the United States of America, in accordance with the rules applicable to each jurisdiction in which the Bonds are offered.

          No specific tranche of Bonds is designated for a particular market.

2.1.3.2   Selling Restrictions

          The distribution of the prospectus or the sale of the Bonds may, in certain jurisdictions, be subject to specific regulations. Any person in possession of the prospectus should familiarise himself, and comply, with any local restrictions.

          The institutions responsible for the placing will comply with the laws and regulations in effect in jurisdictions in which offers of the Bonds are made and, in particular, with the following selling restrictions.

          United Kingdom Selling Restrictions

          Each institution participating in the offering agrees that:

          (a) it has not offered or sold, and will not, prior to the date six months following the date of their issue, offer or sell any Bonds in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom; (c) it has only issued or passed on, and it will issue or pass on, in the United Kingdom any document received by it in connection with the issue or sale of the Bonds to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the documents may otherwise lawfully be issued or passed on.

          United States Selling Restrictions

          The Bonds and the shares of Havas Advertising and to be issued or delivered upon conversion or exchange thereof, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and, subject to certain exceptions, may not be offered or sold in the United States.

          The Bonds will be offered and sold outside the United States in accordance with Regulation S of the Securities Act.

          Terms used in the preceding two paragraphs have the meaning ascribed to such terms in Regulation S under the Securities Act.

          Canada and Japan Selling Restrictions

          Each institution participating in the offering agrees that it has not offered nor sold, and will not offer or sell, the bonds in Japan or Canada.

2.1.4   Preferential subscription rights, priority subscription period

        The shareholders of Havas Advertising have expressly waived their preferential subscription rights to the Bonds being issued at the general meeting of 23 May 2000. This decision included an express waiver of their preferential subscription rights to the new shares in Havas Advertising issued on conversion of the Bonds.

        No priority subscription period for the shareholders is applicable.

2.1.5   Duration of offer

        The offer will be open from 12 December 2000 to 18 December 2000 and may be closed without prior notice, except in the case of individuals, for whom it will remain open from 12 December 2000 to 18 December 2000 inclusive.

2.1.6   Financial institutions responsible for the offering

        Orders for subscription should be lodged with Societe Generale, J.P. Morgan Securities Ltd., BNP Paribas, HSBC Investment Bank plc. and Salomon Brothers International Limited which are carrying out the placing.

2.2     TERMS AND CONDITIONS OF THE BONDS

2.2.1   Form, denomination and delivery of Bonds

        The Bonds to be issued by Havas Advertising constitute neither convertible bonds for the purposes of articles L.225-161 of the Code du Commerce, nor exchangeable bonds for the purposes of articles L.225-168 of the Code, but rather constitute securities carrying rights to shares of Havas Advertising, within the meaning of article L.228-91 and following of such Code.

        The Bonds are governed by French law.

        The Bonds will be in either bearer or registered form, at the option of the holders. The Bonds will in any event be recorded in accounts held, as the case may be, by:

        . Societe Generale acting on behalf of Havas Advertising in respect of fully registered Bonds (nominatifs purs);

        . an approved intermediary (intermediaire financier habilite) in respect of Bonds in administered registered form (nominatifs administres);

        . an approved intermediary (intermediaire financier habilite) in respect of Bonds in bearer form.

        Settlement and delivery will take place through the Sicovam S.A. SLAB system of settlement and delivery (Code 18 074).

        The Bonds will be accepted for clearance through Sicovam S.A., which will ensure the clearing of Bonds between account holders. The Bonds will also be accepted for clearance through the Euroclear system and Clearstream Banking.

        The Bonds will be recorded in an account and negotiable as from 22 December 2000.

2.2.2   Issue Price

        The nominal amount of the Bonds is Euro 21.60.

        The Bonds will be issued at an issue price equal to 100 per cent. of their nominal value, being Euro 21.60 per Bond, payable in a single payment on the settlement date.

2.2.3   Issue Date

        22 December 2000.

2.2.4   Settlement Date

        22 December 2000.

2.2.5   Nominal Interest Rate

        1 per cent.

2.2.6     Annual Interest

          The Bonds bear interest at a rate of 1 per cent. per annum on their nominal amount payable annually in arrear on 1 January in each year. In respect of the period from 22 December 2000 to 31 December 2001, an amount of Euro 0.22190 per Bond (being approximately 1.02731 per cent of the nominal value of a Bond) will be payable on 1 January 2002.

          All interest payments relating to an interest period of less than one year will be calculated on a basis proportionately equivalent to the annual interest rate taking account of the number of days elapsed and using a 365 day year as a reference period (366 day year for a leap year).

          Interest will cease to run from the date of redemption of the Bonds.

          Claims in respect of interest will become void after a period of five years.

2.2.7     Redemption

2.2.7.1   Redemption at maturity

          The Bonds will be redeemed in full on 1 January 2006 at an amount of Euro 25.44 per Bond, equal to approximately 117.77778 per cent. of the nominal value of each Bond.

          Claims in respect of principal will become void after a period of 30 years from the due date of redemption.

2.2.7.2   Early Redemption by Purchase or Public Offer

          Havas Advertising shall be entitled to redeem the Bonds at any time, without limitation on price or quantity, by purchasing Bonds, whether on the stock exchange or off-exchange or by means of a public purchase or exchange offer. Any such transaction shall not affect the due date for redemption of any Bonds still outstanding.

2.2.7.3   Early Redemption at the option of Havas Advertising

          1. Havas Advertising shall be entitled, at its option and at any time from 1 January 2004 to 31 December 2005, to redeem all of the Bonds outstanding, subject to the following conditions:

              (i) the early redemption price shall be determined so as to guarantee to the initial subscriber, at the date of redemption, a yield equivalent to that which he would have received on redemption at maturity, i.e. a yield of 4.25 per cent.

              (ii) such early redemption shall only be possible if the product of:

              . the existing conversion/exchange ratio of Havas Advertising shares (as defined in paragraph 2.5.3);

              and

              . the arithmetic mean of the closing prices of a Havas Advertising share on the Paris Stock Exchange calculated over any 20 consecutive stock exchange trading days during which the shares are quoted on such Stock Exchange as selected by Havas Advertising from the 40 consecutive stock exchange trading days preceding the date of publication of a notice relating to such repayment (as set out in paragraph 2.2.7.4);

              exceeds 115 per cent. of the early redemption price of a Bond.

              "stock exchange trading day" shall mean any business day on which Euronext Paris S.A. is open for business other than a day on which such trading ceases prior to the exchange's usual closing time.

              "business day" shall mean any day (other than a Saturday or a Sunday) on which banks are open in Paris and on which Sicovam S.A. is open for business.

              The following table shows, as at the interest payment dates during the optional redemption period, the early redemption price for each Bond, the minimum prices Havas Advertising will need to reach for early redemption, the annual growth rate for the shares in the case of exercise of the conversion right, and the yield to maturity for the Bondholder who exercises his right to convert into/exchange for Havas Advertising shares:

                                                                                                               Yield to
                                                                                                               maturity
                                                                                    Minimum       case of       in the
                                                                                  share price    Internal    exercise of
                                                                      Early       necessary to    growth         the
                                                                   redemption     permit early   rate of a    conversion
               Date of early redemption                               price        redemption    share(1)       right
               ------------------------                            -----------    ------------   ---------   -----------
               1 January 2004.................................     23.82 Euros    27.40 Euros     19.45%        9.10%
               1 January 2005.................................     24.61 Euros    28.31 Euros     15.22%        7.85%

          ____________

          (1) Excluding the effect of dividends, by reference to the share price of Euro 16 and calculated as at 22 December 2000.

          2. Havas Advertising shall also be entitled, at its option, to redeem at any time all of the Bonds outstanding at a price equal to the early redemption price as defined in paragraph 2.2.7.3.1 (i) above if less than 10 per cent. of the number of Bonds initially issued remain outstanding prior to such redemption.

          3. In each case specified in paragraphs 1 and 2 above, the Bondholders shall remain entitled to exercise their right to conversion/exchange in Havas Advertising shares in accordance with the provisions of paragraph 2.5.

2.2.7.4 Publication of information relating to an early redemption or a redemption at maturity

          Information relating to the number of Bonds purchased, converted or exchanged and to the number of Bonds still outstanding shall be provided each year to Euronext Paris S.A. for publication and shall be available from Havas Advertising or the institution responsible for servicing the Bonds. In the event that Havas Advertising decides to redeem the Bonds upon or prior to maturity, a notice to that effect shall be published (if required by French regulations at that time), in the Journal Officiel, at the latest one month before the date set for redemption. Furthermore, notices announcing such decision shall be published in the financial press and by Euronext Paris S.A.

2.2.7.5   Cancellation of Bonds

          Bonds redeemed upon or prior to maturity, Bonds purchased on the stock exchange or off-exchange or by way of public offer and Bonds which have been converted and/or exchanged into shares, shall cease to be outstanding and shall be cancelled in accordance with French law.

2.2.8     Gross Yield to Maturity

          The gross yield to maturity is 4.25 per cent. as at the settlement date (provided that the Bonds are not converted and/or exchanged into shares or redeemed prior to maturity). On the French bond market, "yield to maturity" means the annual rate which, at a given date, equals, at such rate and on a compound interest basis, the current value of all amounts payable and all amounts receivable under the Bonds (as defined by the Comite de normalisation obligataire). The following table sets out for information purposes the prices which a Havas Advertising share must reach on the maturity date in order to give, following conversion and/or exchange of the Bonds into shares, the following yields to maturity.

                                                                                          Internal
                                                                                         growth rate
                                                                  Share price at             of
           Yield to maturity at the settlement date/(1)/             maturity        the shares/(2)(3)/
           ---------------------------------------------          --------------     ------------------
           OAT - 0.57% = 4.25%.................................   25.44 Euros              9.66%
           OAT = 4.82%.........................................   26.17 Euros             10.28%
           OAT + 1% = 5.82%....................................   27.48 Euros             11.36%
           OAT + 2% = 6.82%....................................   28.85 Euros             12.44%
           OAT + 3% = 7.82%....................................   30.27 Euros             13.52%

          /(1)/ Interpolated Yield to Maturity based on the French treasury bond
                (Obligation Assimilable du Tresor) of the same maturity: 4.82 per cent. on 11 December 2000.

          /(2)/ Excluding the effect of dividends.

          /(3)/ By reference to a share price of Euro 16 and calculated as at 22
                December 2000.

2.2.9     Term and average duration of Bonds

          5 years and 10 days as at the settlement date (the average duration is identical to the term of the Bonds in the absence of conversion and/or exchange and early redemption of the Bonds).

2.2.10    Further Issues

          If Havas Advertising subsequently issues further Bonds having in all respects the same rights as the Bonds, Havas Advertising may, without the consent of the Bondholders and provided that terms and conditions of all such Bonds so permit, consolidate the Bonds and such further Bonds, thereby treating them as the same issue for the purposes of trading and servicing.

2.2.11    Status and Negative Pledge

2.2.11.1  Status

          The Bonds and the interest thereon constitute direct, general, unconditional, unsubordinated and unsecured obligations of Havas Advertising, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated indebtedness and guarantees, present and future, of Havas Advertising.

2.2.11.2  Negative Pledge

          So long as any of the Bonds remain outstanding, Havas Advertising shall not grant any charge (hypotheque) over its present or future assets or real property interests, nor any pledge (nantissement) on its business (fonds de commerce), in each case for the benefit of other bonds without granting similar security to the Bondholders and ensuring that the bonds have the same ranking. This undertaking is given only in relation to bond indebtedness (obligations) and does not affect in any way the right of Havas Advertising to otherwise dispose of its assets or to grant any security in respect of such assets in any other circumstances.

2.2.12    Guarantee

          Payments of interest, principal, taxes, costs and ancillary amounts and any other amounts due have not been guaranteed.

2.2.13    Underwriting of offer

          A syndicate of banks lead-managed by Societe Generale will underwrite the issue pursuant to the terms of an underwriting agreement which shall be entered into with Havas Advertising on 11 December 2000.

2.2.14    Rating

          The Bonds will not be rated.

2.2.15    Representation of Bondholders

          In accordance with article L.228-46 of the Code du Commerce, the Bondholders will be grouped together in a collective group ("masse"), which shall have legal personality. Pursuant to article L.228-47 of such law, the representatives of the masse will be:

          (a)  Acting representatives of the masse:

               . Damien Guilhon, 16 rue du Commandant Pilot, 92200 Neuilly-sur-
                 Seine

               . Annette Zimmer, 40 rue Mazarine, 75006 Paris

               The acting representatives will have the power, without restriction or reservation and acting together or individually, to take, on behalf of the masse, all actions of an administrative nature necessary to protect the interests of the Bondholders.

               The representatives will exercise their duties until their death, resignation or termination of their duties by a general meeting of the Bondholders or until they become incapable of acting or unable to act. The appointment of the representatives shall automatically cease on the date of final or total redemption, prior to maturity or otherwise, of the Bonds. This appointment will be automatically extended until the final resolution of any proceedings in which the representatives are involved and the enforcement of any judgements rendered or settlements made.

               Each of these acting representatives shall be entitled to remuneration of Euro 500 per year, payable by the company on 31 December of each year from 2001 to 2005 inclusive, until there are no further Bonds outstanding.

          (b)  Substitute representatives of the masse:

               . Loic Gourlaouen, 76 rue de Dunkerque, 75009 Paris

               . Agnes Deschenes, 17 rue de la Tour, 75116 Paris

               These substitute representatives will, if necessary, replace one or more of the following representatives if they are unable to act:

               . Damien Guilhon, 16 rue du Commandant Pilot, 92200 Neuilly-sur-
                 Seine

               . Annette Zimmer, 40 rue Mazarine, 75006 Paris

               The date on which the appointment of the substitute representative takes effect shall be the date of receipt of the registered letter by which the remaining acting representative, Havas Advertising or any other interested party, shall have notified such substitute representative of the inability to act (whether temporary or permanent) of the relevant acting representative; such notification will also be made, if applicable, in the same way to Havas Advertising.

               In the event of temporary or permanent replacement of any acting representative, the substitute representatives shall have the same powers as the acting representatives.

               They will only become entitled to the annual remuneration of Euro 500 if they exercise the duties of an acting representative on a permanent basis. Such remuneration will accrue from the day on which they assume such duties.

               Havas Advertising will bear the remuneration of the representatives of the masse and the costs of calling general meetings of the Bondholders, publishing their decisions and fees linked to the possible designation of the representatives of the masse according to article L.228-50 of the Code du Commerce, all the costs of administration and of management of the masse of Bondholders and of general meetings.

          (c)  General

               Meetings of the Bondholders shall be held at the registered office of Havas Advertising or such other place as is specified in the notice of the meeting.

               Each Bondholder shall have the right, during the period of 15 days prior to any meeting of the masse, to examine and take copies of or to cause an agent to do so on its behalf, at the registered office or administrative headquarters of the company or at such other place as is specified in the notice for such meeting, the text of the resolutions to be proposed and any reports to be presented to such general meeting.

               In the event of the consolidation of the Bonds with further issues of Bonds giving identical rights to Bondholders and if the terms and conditions of such Bonds so permit, the Bondholders of all such issues shall be grouped together in a single masse.

2.2.16    Tax regime

          Payments of interest and repayment of principal on the redemption of the Bonds are subject to withholding at source of such taxes as the law may impose on the holders of the Bonds.

          On the basis of current legislation, the following summary sets out the tax regime applicable to subscribers for the Bonds. However, all individuals or bodies corporate resident or non-resident for tax purposes in the Republic of France should consult their usual tax advisers for details of the tax regime which applies to them.

          Non-French residents should comply with the tax laws applicable in the jurisdiction in which they are resident.

2.2.16.1  French residents

          (a) Individuals holding the Bonds as part of their private assets

              (i) Interest and redemption premium

                  Income (interest and redemption premium) received by individuals holding the Bonds as part of their private assets are:

                  . either included in the calculation of the tax payer's
                    income which shall be subject to income tax calculated on a progressive scale to which is added:

                  . a general social contribution of 7.5 per cent., of which
                    5.1 per cent. is deductible from income tax (Article 1600-0 E of the General Tax Code)

                   . a social deduction of 2 per cent. (Article 1600-0 F bis III
                     1 of the General Tax Code)

                   . a social debt repayment contribution of 0.5 per cent.
                     (Article 1600-0 L of the General Tax Code); or, at the payer's option subject to the deduction at source at the rate of 15 per cent. (article 125-A of the General Tax
                     Code) to which should be added:

                   . a general social contribution of 7.5 per cent. (Article
                     1600-0 E of the General Tax Code)

                   . a social deduction of 2 per cent. (Article 1600-0 F bis III
                     1 of the General Tax Code)

                   . a social debt repayment contribution of 0.5 per cent.
                     (Article 1600-0 L of the General Tax Code)

             (ii)  Capital gains

                   Pursuant to article 150-0 A of the General Tax Code, the capital gains realised by individuals holding the Bonds will be taxed at the rate of 16 per cent. pursuant to article 200 A 2 of the General Tax Code if the aggregate amount of disposals of securities for the calendar year exceeds the threshold of FRF 50,000 to which is added:

                   . a general social contribution of 7.5 per cent. (Article
                     1600-0 E of the General Tax Code)

                   . a social deduction of 2 per cent. (Article 1600-0 F bis III
                     1 of the General Tax Code)

                   . a social debt repayment contribution of 0.5 per cent.
                     (Article 1600-0 L of the General Tax Code)

                   Capital losses can be set off against capital gains of the same type realised in the same year and if necessary, in the five following years on the condition that disposals for the year that the capital loss was realised exceeded the threshold of FRF 50,000.

             (iii) Conversion and/or exchange of the Bonds into shares

                   See paragraph 2.5.6.

         (b) Legal entities subject to corporation tax

             (i)   Interest and redemption premium

                   Interest accrued on Bonds over the year is included in taxable income and subject to tax at the rate of 331/3 per cent., plus a temporary contribution of 10 per cent. (Article 235 ter ZA of the General Tax Code), giving a total rate of 362/3 per cent.

                   For financial years ending on or after 1 January 2000, a social contribution of 3.3 per cent. (Article 235 ter ZC of the General Tax Code) applies; this is added to the amount of corporate tax, with an allowance of FRF 5 million, giving a global rate of 37.76 per cent. above the allowance of FRF 5 million. However, entities which have a turnover before tax of less than FRF 50 million and whose share capital is fully paid-up and held continuously as to at least 75 per cent. by individuals (or by entities satisfying these conditions) are exempt from this contribution.

                   In accordance with article 238 septies E of the General Tax Code, companies holding bonds must integrate a portion of the redemption premium into the results of each year, each time this premium exceeds 10 per cent. of the acquisition price. To apply these provisions, the redemption premium means the difference between the sums which may be received from the Issuer excluding interest, and the sums paid on subscription or acquisition of the bonds.

                   However, these provisions do not apply to bonds whose average issue price was higher than 90 per cent. of the redemption value.

                   The taxable annuity is obtained by applying the annual yield determined at the date of acquisition to the acquisition price. Every year this price is increased by a portion of the capitalised premium on the anniversary of the redemption date.

                   The yield is the annual rate which, on the acquisition date, equals at that rate and on a compound interest basis, the current value of the amounts to be paid and the amounts to be received.

             (ii)  Capital Gains

                   Disposal of bonds may lead to a gain or loss to be included in the taxable income.

                   The amount of the gain or loss is equal to the difference between the sale price and the acquisition price of the bonds plus, as the case may be, the amounts of redemption premiums already subject to tax and not yet received, at a rate of 33 1/3 per cent. plus a contribution of 10 (article 235 ter ZA of the General Tax Code) giving a total rate of 36 2/3 per cent.

                   In respect of financial years ending on or after 1 January 2000, a social contribution of 3.3 per cent. (article 235 ter ZC of the General Tax Code) also applies; this is added to the amount of corporate tax, with an allowance of FRF 5 million, giving a total rate of 37.76 per cent. after the allowance of FRF 5 million. However, companies with a turnover of less than FRF 50 million and whose share capital is fully paid and held continuously as to at least 75 per cent. by individuals or by companies which also satisfy these requirements, are exempt from paying this contribution.

             (iii) Conversion and/or exchange of the Bonds into shares

                   See paragraph 2.5.6.


2.2.16.2 Persons not resident in France

         (a) Income tax (Interest and redemption premiums)

             Bond issues denominated in euros are deemed to be made outside of the Republic of France for the purpose of article 131 quarter of the General Tax Code (Instruction 5 I-11-98 of 30 September 1998). As a result, interest on the Bonds which is paid to persons who are resident for tax purposes or who have their registered office outside the Republic of France is exempt from the deduction at source provided in article 125-A-III of the General Tax Code. Interest payments are also exempt from the social contributions pursuant to article 1600-OA and following of the General Tax Code.

         (b) Capital gains

             Taxation of capital gains does not apply to gains realised on sales of securities by persons who are not domiciled for tax purposes in France, or whose registered office is located outside France (which do not have a permanent establishment or fixed base in France and as part of whose assets the bonds are recorded) (article 244 bis C of the General Tax Code).

         (c) Conversion and/or exchange of the Bonds into shares

             See paragraph 2.5.6.

2.3      LISTING AND TRADING

2.3.1    Listing

         An application has been made to list the Bonds on the Premier Marche of Euronext Paris S.A. It is expected that listing will occur on 22 December 2000 under Sicovam number 18074.

2.3.2    Restriction on transfer of the Bonds

         No restrictions are imposed by the terms and conditions of the issue on the free transferability of the Bonds.

2.3.3    Listing of securities of the same type

         Havas Advertising issued in February 1999, 1,223,405 bonds convertible and/or exchangeable into new or existing shares of Havas Advertising of a nominal amount of Euro 188 and for a total amount of Euro 230,000,140. Each bond gave the right to its holder to exchange one bond for 20 shares of Havas Advertising (pursuant to the split by 20 of the nominal amount of the Havas Advertising's share on 26 May 2000). On 25 September, 496,201 bonds were outstanding against 496,191 as at the date hereof.

2.4      GENERAL INFORMATION

2.4.1    Paying agents

         Societe Generale will centralise the financial service of the issue (for the payment of interest, redemption of Bonds etc.). Administrative service of the Bonds shall be carried out by Societe Generale.

2.4.2    Jurisdiction

         Claims against Havas Advertising as defendant will be submitted to the jurisdiction of the courts of the location of the registered office of Havas Advertising which will be designated in accordance with the nature of the dispute, unless otherwise provided in the Nouveau Code de Procedure Civile.

2.4.3    Use of proceeds

         The purpose of this issue is to finance the external growth programme and to refinance the debt of Snyder.

2.5      CONVERSION AND/OR EXCHANGE OF BONDS INTO SHARES

2.5.1    Nature of rights of the conversion and/or exchange

         Bondholders shall have the right to receive new shares and/or existing Havas Advertising shares at any time after the settlement date of the Bonds (the "Havas Advertising conversion/exchange right"), subject to the conditions set out in paragraph 2.5.8, which will be paid up or settled by way of set off against amounts owing under the Bonds.

         Havas Advertising may at its option deliver new and/or existing Havas Advertising shares.

         At the date of this final prospectus Havas Advertising holds 6,151,050 of its own shares being 2.32 per cent. of its share capital. Havas Advertising may also acquire further existing shares in the future pursuant to the 14th resolution of the ordinary general meeting of shareholders on 23 May 2000 authorising the board of directors to acquire by any means, and including through the use of derivatives, up to 10 per cent. of its shares notably in order to deliver them at the time of the exercise of rights attached to securities giving a right to shares in the company by way of redemption, conversion, exchange, presentation of a warrant or any other means. This programme was the subject of a note d'information registered by the Commission des Operations de Bourse under number 00-594 on 19 April 2000.

2.5.2    Suspension of the Conversion/Exchange Right

         In the event of an increase in share capital, an issue of securities conferring rights to receive shares, a merger (fusion) or demerger (scission) or any other financial transaction conferring preferential subscription rights or having a priority subscription period for the benefit of existing shareholders of the Issuer, Havas Advertising shall be entitled to suspend the conversion/exchange right for a period not exceeding three months. This right does not affect the rights of holders of Bonds called for redemption to receive shares nor the exercise period outlined in paragraph 2.5.3.

         Havas Advertising's decision to suspend the right to receive shares will be published in a notice in the Bulletin des Annonces Legales obligatoires. This notice will be published at least 15 days before the date on which such suspension comes into force and will mention both the date on which the suspension comes into force and the date the suspension will end. This information will also be published in a financial daily paper with a general circulation in France and in a notice issued by Euronext Paris S.A.

2.5.3    Exercise Period and Conversion/Exchange Ratio

         Each Bondholder shall be entitled to exercise its conversion/exchange right in Havas Advertising at any time from 22 December 2000 until the seventh business day preceding the date set for redemption, subject to paragraph 2.5.7, at a rate of one Havas Advertising share having a nominal value of Euro 0.40 (the "Havas Advertising conversion/exchange ratio") for one Bond.

           The Havas Advertising conversion/exchange right in respect of Bonds redeemed upon, or prior to, maturity shall expire at the end of the seventh business day preceding the date set for redemption.

           Any Bondholder who has not exercised its Havas Advertising conversion/exchange right prior to such seventh business day will receive the redemption price as determined in accordance with paragraph 2.2.7.1 or 2.2.7.3, as the case may be.

2.5.4      Exercise of the Conversion/Exchange Right

           To exercise their conversion/exchange rights, Bondholders should make their request to the intermediary with whom their Bonds are registered. Societe Generale will ensure the co-ordination of all such requests.

           Any request for the exercise of the Havas Advertising conversion/exchange right received by Societe Generale in its capacity as centralising agent during a calendar month (the "exercise period") will take effect on the earlier of the following dates (the "exercise date"):

           (a) the last business day of such calendar month; and

           (b) the seventh business day preceding the date set for redemption.

           In respect of Bonds having the same exercise date, Havas Advertising shall be entitled, at its option, to choose between:

           . the conversion of Bonds into new shares;

           . the exchange of Bonds into existing shares; or

           . the delivery of a combination of new and existing shares.

           All holders of Bonds having the same exercise date will be treated equally and will have their shares converted and/or exchanged, as the case may be, in the same proportion, subject to any rounding adjustments.

           Bondholders will receive shares on the seventh business day following the exercise date.

2.5.5 Rights of Bondholders to interest payments on the Bonds and dividends in respect of shares delivered

           In the event of an exercise of the conversion/exchange right, no interest will be payable to Bondholders in respect of the period from the last interest payment date preceding the exercise date to the date on which shares are delivered.

           The rights of new shares issued as a result of a conversion of Bonds are set out in paragraph 2.6.1.1 below.

           The rights of existing shares delivered pursuant to an exchange of Bonds are set out in paragraph 2.6.1.2 below.

2.5.6      Tax regime on conversion and/or exchange

           Under current French legislation, the following tax regime applies:

2.5.6.1    Regime on conversion of Bonds into new shares

2.5.6.1.1. French residents

           (a) Individuals holding securities as part of their private assets

               Any capital gain realised upon conversion of the Bonds into new shares benefits from a tax deferral provided by article 150-OB of the General Tax Code.

               In the event of a subsequent transfer of shares, the net capital gain, calculated on the basis of the acquisition price or value of the Bonds (article 150-OD9 of the General Tax Code), is subject to the capital gains tax regime which applies to transferable securities. The amount of any fractional entitlement paid or received will be added to or subtracted from, as the case may be, the acquisition price of the Bonds delivered upon conversion.

          (b) Legal entities subject to corporation tax Capital gains realised on conversion of the Bonds by legal entities resident in France for tax purposes, benefit from the tax deferral provided for in article 38-7 of the General Tax Code. On a subsequent transfer of the shares delivered upon conversion, the capital gain or loss attributed to such transfer will be calculated on the basis of the value for tax purposes that the Bonds were deemed to have had for the transferor, plus or minus the amount of any fractional entitlement resulting from the conversion (see paragraph 2.5.8).

               Subject to a penalty equal to 5 per cent. of the sums deferred, the legal entity must satisfy the annual disclosure requirements provided for by article 54 septies I and II of the General Tax Code until the expiry date of such deferral.

2.5.6.1.2 Non French residents

          Capital gains realised on conversion of bonds into new shares by persons non-tax resident in France or which do not have their registered office in France (and not having a permanent establishment or fixed base in France as part of whose assets the Bonds are recorded) are not subject to tax in France.

2.5.6.2   Regime on exchange of Bonds into existing shares

2.5.6.2.1 French residents

          (a)  Individuals holding securities as part of their private assets

               The exchange of Bonds into existing shares is deemed to be a chargeable transfer. Any capital gain will be equal to the difference between the value of the shares delivered upon exchange and the acquisition price of the Bonds. Any such gain will be taxable in the circumstances described in paragraph 2.2.16.

               The same will apply in the case of a transfer of both new and /existing shares for a Bond.

          (b)  Legal entities subject to corporation tax

               The tax deferral regime does not apply to the exchange of Bonds into existing shares. In this case, any profit resulting from an exchange will be subject to corporation tax as specified by French law, as described in paragraph 2.2.16.

               The same will apply in the case of a transfer of both new and existing shares for a Bond.

2.5.6.2.2 Non-French residents

          Capital gains realised on exchange of bonds into existing shares by persons non-tax resident in France or which do not have their registered office in France (and not having a permanent establishment or fixed base in France as part of whose assets the Bonds are recorded) are not subject to tax in France.

2.5.7     Maintenance of Bondholders' rights

2.5.7.1   Issuer's Obligations

          In accordance with French law, Havas Advertising undertakes, for as long as any Bonds to be converted and/or exchanged into new or existing shares are outstanding, not to reduce its share capital nor to alter the way it allocates its profits. However, Havas Advertising may create non-voting preference shares on the condition that it reserves the rights of the Bondholders as set out in paragraph 2.5.7.2 to 2.5.7.4.

2.5.7.2   Capital reduction resulting from losses

          In the event of a reduction of Havas Advertising's capital resulting from losses, whether by way of reduction in the nominal value or the number of shares, the rights of Bondholders to receive Havas Advertising shares will be reduced accordingly, as if such Bondholders had been shareholders as of the date of issue of the Bonds.

2.5.7.3   Financial transactions

          As a result of any of the following transactions which Havas Advertising may carry out after this issue date:

 .    issue of securities carrying quoted preferential subscription rights,

 .    increase in share capital by capitalisation of reserves, profits or share premiums and distribution of bonus shares, or the subdivision or consolidation of shares,

 .    capitalisation of reserves, profits or share premiums effected by increasing the nominal value of shares,

 .    distribution of reserves or premiums in cash or in securities,

 .    distribution to shareholders of any bonus financial instruments other than shares in Havas Advertising,

 .    merger, demerger,

 .    repurchase of its own shares at a price higher than the market price,

 .    distribution of an exceptional dividend,

the rights of Bondholders will be protected by means of an adjustment of the Havas Advertising conversion/exchange ratio up to the maturity date or early redemption date in accordance with the provisions set out below.

In the event of an adjustment carried out in accordance with paragraphs 1 to 8 below, the new Havas Advertising conversion/exchange ratio will be calculated to three decimal places by rounding to the nearest thousandth (with 0.0005 being rounded upwards). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Havas Advertising conversion/exchange ratio. However, the conversion and/or exchange of Bonds may only result in the delivery of a whole number of shares, the treatment of fractions being dealt with below (see paragraph 2.5.8).

1. In the event of a financial transaction conferring listed preferential subscription rights, the new conversion/exchange ratio of Havas Advertising shares will be determined by multiplying the ratio in effect prior to the relevant transaction by the following formula:

                      share price ex-subscription right
                   plus the price of the subscription right
                   ----------------------------------------
                       share price ex-subscription right

     For the purposes of calculating this formula, the prices of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, in the absence of listing by Euronext Paris S.A., on any other regulated or similar market on which the shares and subscription rights are both listed) on each stock exchange trading day falling in the subscription period during which the shares ex-subscription right and the subscription right are simultaneously quoted.

2. In the event of an increase in share capital by capitalisation of reserves, profits or share premia and distribution of bonus shares, or by the subdivision or consolidation of shares, the new conversion/exchange ratio will be determined by multiplying the conversion/exchange ratio in effect prior to the relevant transaction by the following formula:

                  Number of shares existing after transaction
                  -------------------------------------------
                 Number of shares existing before transaction

3. In the event of an increase in share capital by means of a capitalisation of reserves, profits or share premia effected by increasing the nominal value of the shares, the nominal value of the shares which may be delivered to Bondholders exercising their conversion/exchange rights in Havas Advertising shares will be increased accordingly.

4. In the event of a distribution of reserves in the form of cash or securities, the new conversion/exchange ratio of Havas Advertising shares will be determined by multiplying the conversion/exchange ratio in effect prior to the relevant transaction by the following formula:

                        Share price before distribution
      ------------------------------------------------------------------
      Share price before distribution less the amount distributed or the value of the securities distributed in relation to each share

     For the purposes of calculating this formula:

     . the share price before the distribution will be calculated on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, in the absence of a listing by Euronext Paris S.A., on any other regulated or similar market on which the shares and subscription rights are both listed) on 20 consecutive stock exchange trading days on which the shares are quoted, chosen from the period of 40 trading days preceding the date of distribution;

     . the value of securities distributed will be calculated as described above if the securities are quoted on a regulated or other similar exchange. Such value will be determined on the basis of the average of the opening prices quoted on such regulated or other exchange on 20 consecutive stock exchange trading days on which the shares are quoted, chosen from the period of 40 stock exchange trading days following the date of distribution if the securities are quoted during the period of 40 stock exchange trading days following their distribution or, in any other case, as determined by an independent expert of international repute chosen by Havas Advertising.

5. In the event of a distribution of bonus financial instruments other than shares in Havas Advertising, the new conversion/exchange ratio of Havas Advertising shares will be equal to:

(a) if the right to receive financial instruments is quoted on Euronext Paris S.A., the product of the conversion/exchange ratio of Havas Advertising shares in effect prior to the relevant transaction and the following formula:

                          Share price ex-right plus
                 the price of the right to receive securities
                 --------------------------------------------

                             Share price ex-right

     For the purposes of calculating this formula, the prices of the shares ex-right and of the right to receive securities will be determined on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, in the absence of quotation by Euronext Paris S.A., on any other regulated or similar market on which the shares and subscription rights are both listed) of the shares and the right to receive on the first 10 stock exchange trading days on which the shares and the right to receive are simultaneously quoted. In the event that this calculation were to result from less than five quotations the calculation will be validated or made by an expert of international repute chosen by Havas Advertising.

(b) if the right to receive financial instruments is not quoted on Euronext Paris S.A., the product of the conversion/exchange ratio in effect prior to the relevant transaction and the following formula:

              Price of the share ex-right, plus the value of the
                 financial instruments attached to each share
              --------------------------------------------------
                         Price of the shares ex-right

     For the purposes of calculating this formula, the prices of the shares ex-right and of the financial instruments attached to each share, if the latter are quoted on a regulated or other similar market, will be determined on the basis of the average opening prices quoted on 10 consecutive stock exchange trading days following the date of attribution of such financial instruments during which the shares and the financial instruments are simultaneously quoted. If the financial instruments are not quoted on a regulated or other similar market, their value will be determined by an independent expert of international repute chosen by Havas Advertising.

6. In the event that Havas Advertising is taken over (absorption) by another company or is merged (fusion) with one or more companies forming a new company or is demerged (scission), the Bonds will be convertible and/or exchangeable into the shares of the acquiring or new company.

     The new conversion/exchange ratio of Havas Advertising shares will be determined by adjusting the conversion/exchange ratio in effect prior to the relevant transaction by reference to the ratio of exchange of shares of Havas Advertising against the shares in the acquiring or new company or beneficiary companies of a demerger. These companies will be substituted for Havas Advertising for the purpose of the above provisions, in order to, as is necessary, preserve the rights of Bondholders in the case of financial transactions or transactions on securities, and, in general, to ensure that the legal and contractual rights of Bondholders are respected.

7. In case of a buy-back by Havas Advertising of its own shares at a price higher than the market price, the new Havas Advertising conversion/exchange ratio shall be equal to the product of the existing Havas Advertising conversion/exchange ratio and the following ratio, calculated to the nearest hundredth of a share:

               Share value + Pc% x (Buy-back price--share value)
               ------------------------------------------------
                                 Share value

     Where:

     "Share value" means the average value over at least 10 consecutive stock exchange trading days chosen from the 20 stock exchange trading days immediately preceding the buy-back (or the option to buy-back) "Pc%" means the percentage of capital bought back "Buy-back price" means the actual price at which the shares are bought back (by definition, this will be higher than the market price).

8.   Distribution of exceptional dividends

     If the company pays out an exceptional dividend (as defined below) the new conversion/exchange ratio of shares will be calculated as set out below.

     For the purposes of paragraph 8, the term "exceptional dividend" means any dividend paid in cash or in kind to shareholders, where the total amount of this dividend (before deduction of tax at source and without taking tax credits into account) (the "relevant dividend") and of all other cash dividends or dividends in kind paid to shareholders during the company's accounting period ("previous dividends") represents a ratio of distributed dividends (as defined below) of over 5 per cent.

     The ratio of distributed dividends is the sum of the ratios obtained by dividing the relevant dividend and each previous dividend by the company's market capitalisation on the day preceding the corresponding distribution date; the market capitalisation used to calculate each amount being equal to the product (x) of the closing price of the company's shares on the Paris bourse on the day preceding the date of distribution of the relevant dividend or of each previous dividend and (y) the respective number of shares existing on each of these dates. Any dividends or fractions of dividends leading to an adjustment of the conversion/exchange ratio of the shares by virtue of paragraphs 1-7 above will not be taken into account for the purpose of this clause.

     The formula to calculate the new conversion ratio of the shares in the event of payment of an exceptional dividend is as follows:

     NRAA = RAA x (1 + RDD - 3%)

     where:

     - NRAA is the new conversion ratio of the shares

     - RAA means the last conversion ratio of the shares in effect before the distribution of the relevant dividend; and - RDD means the ratio of distributed dividends as defined above.

     Any dividend (if the case arises, reduced by a fraction of the dividend needed to calculate the new conversion ratio for the shares in accordance with paragraphs 1-7 above) paid between the payment date of a relevant dividend and the end of the same accounting period of the company will lead to an adjustment using this formula:

     NRAA = RAA x (1 + RDD)

     In the event that Havas Advertising carries out transactions in respect of which an adjustment under one of paragraphs 1 to 8 above has not been carried out and where later French law or regulations would require an adjustment, it will carry out such an adjustment in accordance with the regulations and market practice in effect in France at such time.

     The board or directors shall report on the components of the calculation and on the results of any adjustment in the next annual report.

2.5.7.4   Publication of information relating to adjustments

          In the event of an adjustment by Havas Advertising, the new Havas Advertising conversion/exchange ratio will be notified to the Bondholders by a notice published in the Bulletin des Annonces legales obligatoires and in a financial newspaper having general circulation in France and by a notice of Euronext Paris S.A.

2.5.8     Treatment of Fractions

          Each Bondholder exercising its rights under the Bonds may receive a number of shares in Havas Advertising calculated by multiplying the number of Bonds presented by the relevant conversion/exchange ratio in effect at such time.

          If the number of shares so calculated is not a whole number, the Bondholder may request the delivery of:

          . either the nearest whole number of shares immediately less than its entitlement; in which case the Bondholder will receive a cash payment equal to the value of such fraction of a share, calculated on the basis of the opening share price quoted on the exchange on the last stock exchange trading day of the exercise period during which Havas Advertising's shares were quoted;

          . or the nearest whole number of shares immediately greater than such entitlement, provided that in such case such Bondholder pays to Havas Advertising an amount equal to the value of the additional fraction of a share requested, calculated on the basis set out in the preceding paragraph.

2.5.9     Notice to Noteholders

          In the event that Havas Advertising intends to carry out a transaction carrying preferential subscription rights for its existing shareholders, the Bondholders will be notified prior to the commencement of such transaction by a notice published in the Bulletin des Annonces legales obligatoires, in a financial newspaper having general circulation in France and by a notice of Euronext Paris S.A.

2.5.10 Effect of conversion and/or exchange on existing Havas Advertising shareholders

          The information provided below, together with the terms of the transaction, will comprise the additional report prepared in accordance with articles 155-2 and 155-3 of the decree of 23 March 1967. This additional report, together with the additional report of the statutory auditors of Havas Advertising, is available to shareholders at the registered office of Havas Advertising during the prescribed period and will be brought to their attention at the next general meeting.

          On the assumption that all the Bonds issued are converted into new Havas Advertising shares, the effect of this conversion would be the following:

          1. Effect of conversion of bonds into new shares on the holding of a shareholder with a 1 per cent. interest in Havas Advertising's share capital prior to the issue and who does not subscribe for Bonds (such calculation being made on the basis of the number of shares comprising the share capital):

                                                                       Holding
                                                                         (%)
                                                                       -------
          Before the issue of the Bonds..............................       1%
          After the issue and conversion of 30,629,211 Bonds.........   0.896%
          After the issue and conversion of 32,817,012 Bonds/(1)/....   0.889%



          /(1)/ If the number of Bonds to be issued is increased in accordance with paragraph 2.1.2.1 above.

          2. Effects of the conversion of the Bonds into new shares on the share in the shareholders' equity of a shareholder holding one share prior to the issue and who does not subscribe to the issue (the calculation is based on the consolidated (pro forma with Snyder) shareholders' equity (Euro 944 million) and number of shares as at 30 June 2000 (261,864,667 shares)):

                                                                    Share in
                                                                  shareholders'
                                                                     equity
                                                                  ------------
          Before issue of Bonds                                    Euro 3.605
          After issue and conversion of 30,629,211 Bonds           Euro 5.489
          After issue and conversion of 32,817,012 Bonds/(1)/      Euro 5.609

          ________________
          /(1)/ In the event the number of Bonds is increased in accordance with paragraph 2.1.2.1 above

          In the event that all the Bonds are exchanged for existing shares, the position of existing shareholders will not be affected.

          Taking into account the issue price and the aggregate principal amount of the transaction, the issue of the Bonds should not have a significant effect on the quoted share price.

2.6       SHARES ISSUED UPON CONVERSION OR EXCHANGE OF THE BONDS

2.6.1     Rights attaching to the shares to be issued

2.6.1.1   New shares to be issued on conversion

          The Havas Advertising shares to be issued upon conversion of the Bonds shall be subject to all provisions of the respective company's articles of association (statuts) and will carry dividend rights as of the beginning of the financial year in which conversion takes place. They will entitle holders in respect of that financial year and the following financial years to the same dividend (on the basis of the same nominal value) as that paid in respect of other ordinary shares with equivalent rights. As a result, they will be fully assimilated to such ordinary shares from the date of payment of the dividends relating to the preceding financial year, or if none were distributed, following the annual general meeting called to approve the accounts of that financial year.

2.6.1.2   Existing shares resulting from exchange

          Shares in Havas Advertising delivered on exchange shall be existing ordinary shares conferring on their holders, from the date of delivery, all the rights attached to ordinary shares provided that in the case the shares go ex-dividend between the exercise date and the settlement date, Bondholders shall not be entitled to the dividend nor to any compensation therefor.

2.6.1.3   General provisions

          Each new or existing share in Havas Advertising gives the right to an interest in the assets, profits and liquidation surplus of the relevant company in proportion to that part of the share capital represented by it, taking account of whether any share capital has been redeemed or not, whether the shares have been fully paid up or not, the nominal value of ordinary shares and the rights of different classes of shares.

          Shares are subject to the provisions of the articles of association.

          Dividends which have not been claimed five years after their payment are statute barred and become the property of the French state.

2.6.2     Transferability of the shares

          No provision in the articles of association limits the free transferability of the Havas Advertising shares.

2.6.3     Nature and form of the shares

          The Havas Advertising shares shall be either in bearer or registered form.

          Whatever their form, the Havas Advertising shares are required to be recorded in an account maintained by Havas Advertising or its agent or by an authorised intermediary. The rights of each holder will be represented by an entry in its name in an account maintained by Societe Generale in the case of fully registered shares and by the intermediary of the holder's choice in the case of administered registered shares or bearer shares.

2.6.4     Taxation of shares

          Pursuant to current legislation, the following is a summary of the provisions which may apply to the investors. Individuals and corporate entities holding the shares should however consult their usual tax advisers for details of the tax regime applicable to them.

          However, investors should be aware of the proposed loi des finances for 2001 which, it is intended, will:

          . lower the rate of additional tax contributions of companies from 10 per cent. to 6 per cent. for years ending in 2001 and to 3 per cent. for years ending in 2002,

          . lower the rate of the tax credit attached to dividends received by entities that are not parent companies under article 145 of the General Tax Code to 25 per cent. for tax credits used in 2001 and to 15 per cent. for tax credits used from 1 January 2002. In correlation to this, tax credits will, as mentioned below, be increased in the event of payment of the precompte by the company at the time of distribution, to 50 per cent. of the precompte paid by the company by reason of distributions deducted on sums other than the special reserve for long term capital gains, for tax credits used in 2001 and to 70 per cent. of the precompte for tax credits used from January 2002,

          . lower the minimum participation percentage required for application of the parent companies regime under article 145 and 215 of the General Tax Code to 5 per cent. and to remove the threshold of FRF 150,000,000 relating to the cost of the participation,

          . remove the rebate on dividends of FRF 8,000 (FRF 16,000 for a married couple) for taxpayers taxed at marginal rates on their income.

          Non-French tax residents should comply with the tax regulations in force in their country of residence.

2.6.4.1   French residents

          (a)  Individuals holding their shares as part of their private assets

               (i)  Dividends

                    Dividends paid by French companies, including a tax credit of 50 per cent., are taken into account for the calculation of total income in the category of income from shares; dividends benefit from the global annual allowance of FRF 16,000 for married couples subject to a joint assessment and for other couples which have opted for joint tax assessment with effect from the assessment in respect of the year in which the third anniversary of the registration of a union agreement (pacte de solidarite) falls (article 515-1 of the Civil Code) and FRF 8,000 for a single person, widower, divorced person or married couples subject to separate tax treatment. Dividends, as well as related tax credits, are currently subject to income tax on a progressive scale to which is added without any allowances:

                    .    a general social contribution of 7.5 per cent., of
                    which 5.1 per cent. is deductible from income tax (article 1600-O E of the General Tax Code)

                    .    a social deduction of 2 per cent. (article 1600-O F bis
                    III 1 of the General Tax Code)

                    .    a social debt repayment contribution of 0.5 per cent.
                    (article 1600-O L of the General Tax Code)

                    The tax credit attached to dividends is set-off against the total amount of income tax payable or is repayable if it exceeds the amount of income tax.

          (ii)  Capital gains

                Pursuant to article 150-O A of the General Tax Code, capital gains resulting from the sale of shares by individuals are taxable at the rate of 16 per cent. once the total amount of disposals of securities realised during that calendar year in respect of that household is greater than FRF 50,000 (Art 200 A2 of the General Tax Code), to which is added:

                .   a general social contribution of 7.5 per cent. (article
                1600-O E of the General Tax Code)

                .   a social deduction of 2 per cent. (article 1600-O F bis III
                1 of the General Tax Code)

                .   a social debt repayment contribution of 0.5 per cent.
                (article 1600-O L of the General Tax Code)

                Capital losses can be set off against gains of the same nature from the same year or, if necessary, the following five years provided that the minimum threshold of FRF 50,000 mentioned above was exceeded in the year in which the loss was realised.

          (iii) Special regime for share savings plans Shares issued by French companies are eligible to be held in a share savings plan (Plan d'epargne en Actions), created by law no. 92-666 of 16 July 1992.

                Subject to certain conditions, the dividends received and the capital gains realised are exempt from income tax, but are still subject to the social deduction, the general social contribution and the social debt repayment contribution.

                The table below summarises the different taxes applicable as at 1 January 2000 on the basis of the closing date of the plan:

                                                                       General      Social debt
                                                            Social      social       repayment    Income
                                                          deduction  contribution  contribution    Tax       Total
                                                          ---------  ------------  ------------   ------     -----
               Duration of the share savings plan
          less than 2 years.............................     2.0%        7.5%           0.5%       22.5%     32.5%/(1)/
          between 2 and 5 years.........................     2.0%        7.5%           0.5%       16.0%     26.0%/(1)/
          more than 5 years.............................     2.0%        7.5%           0.5%        0.0%     10.0%

          ___________________
          /(1)/ Over the whole amount where the threshold has been exceeded.

     (b)  Legal entities subject to corporation tax

          (i)   Dividends

                Dividends received by legal entities subject to corporation tax, together with a tax credit equal to 40 per cent. of the value of the dividend, are included in total taxable income, which is taxed at the rate of 33 1/3 per cent. to which should be added a supplement of 10 per cent. (article 235 ter ZA of the General Tax Code) giving a total rate of 36 2/3 per cent. The tax credit may be increased by an amount corresponding to 20 per cent. of the precompte paid by the company, other than any due by reason of a deduction from the long-term capital gains reserve.

                For financial years ending on or after 1 January 2000, a social contribution of 3.3 per cent. (Article 235 ter ZC of the General Tax Code) applies; this is added to the amount of corporate tax, with an allowance of FRF 5 million, giving a global rate of
                37.76 per cent. above the allowance of 5 million francs. However, entities which have a turnover before tax of less than FRF 50 million and whose share capital is fully paid-up and held continuously as to at least 75 per cent. by individuals (or by entities satisfying these conditions) are exempt from this contribution.

                Where the company fulfils the above conditions and has opted for the parent company tax regime pursuant to articles 145, 146 and 216 of the General Tax Code, the dividends received are not taxed, subject to a deduction for a proportion of expenses and fees of 5 per cent. of the gross dividends (tax credit included). The related tax credits cannot be set-off against taxes due by the company but may be set-off against the precompte, in which case the tax credit is equal to 50 per cent. of the dividends received.

          (ii)  Capital gains

                Disposals of shares, other than equity participations, will give rise to a gain or loss included in the taxable income of the entity and which is taxable at the rate of 33 1/3 per cent. plus an additional contribution of 10 per cent., giving a total rate of 36 2/3 per cent.

                    For financial years ending on or after 1 January 2000, a social contribution of 3.3 per cent. (Article 235 ter ZC of the General Tax Code) applies; this is added to the amount of corporate tax, with an allowance of FRF 5 million, giving a global rate of 37.76 per cent. above the allowance of FRF 5 million. However, entities which have a turnover before tax of less than FRF 50 million and whose share capital is fully paid-up and held continuously as to at least 75 per cent. by individuals (or by entities satisfying these conditions) are exempt from this contribution.

                    Capital gains arising from the disposal of equity participations or of shares which are treated for tax purposes as long-term equity participations are eligible for the long-term capital gains regime, provided that they have been held for two years and provided a special reserve of long-term capital gains is created, and are taxable at the rate of 19 per cent. plus additional contribution of 10 per cent. (article 225 ter ZA of the General Tax Code), giving a total rate of 20.9 per cent.

                    Shares in companies which are accounted for as equity participations and, subject to certain conditions, shares purchased pursuant to a public takeover offer and shares which give rise to the parent company tax regime being applicable are considered to be equity participations.

                    For financial years ending on or after 1 January 2000, a social contribution of 3.3 per cent. (Article 235 ter ZC of the General Tax Code) applies; this is added to the amount of corporate tax, with an allowance of FRF 5 million, giving a global rate of 21.52 per cent. above the allowance of 5 million francs. However, entities which have a turnover before tax of less than FRF 50 million and whose share capital is fully paid-up and held continuously as to at least 75 per cent. by individuals (or by entities satisfying these conditions) are exempt from this contribution.

2.6.4.2   Shareholders who are not resident in France for tax purposes

          (a)  Dividends

               Dividends distributed by companies having a registered office in France are subject to withholding at source of 25 per cent. when the registered office or tax domicile of the beneficiary is outside France.

               This withholding tax may be reduced or even eliminated as a result of an international tax treaty or through article 119 ter of the General Tax Code and the tax credit may be transferred pursuant to such treaties.

               As an exception, dividends from a French source paid to persons who do not have a tax domicile or registered office in France and who are entitled to transfer their tax credit pursuant to a tax treaty in order to avoid double taxation shall be subject to withholding tax at the reduced rate provided for in the treaty, provided that the relevant persons prove, before the date of payment of the dividends, that they are not resident in France for tax purposes pursuant to the relevant treaty (Instruction administrative 4-J-1-94 of 13 May 1994).

          (b)  Capital gains

               Gains arising from the sale of securities for value by persons who are not resident for tax purposes in France or whose registered office is outside France (and not having a permanent establishment or fixed base in France as part of whose assets the shares are recorded) and which have not held at any time, directly or indirectly, alone or together with the members of their family more than 25 per cent. of the profits of the company during the five years preceding the sale, are not subject to French tax (article 244 bis C of the General Tax Code).

2.6.5     Listing of new shares

          Application shall be made to list the new Havas Advertising shares issued as a result of conversion of the Bonds periodically on Euronext Paris S.A. Existing Havas Advertising shares that have been exchanged for Bonds shall be immediately tradable on such exchange.

2.6.6     Listing of shares

2.6.6.1   Assimilation of new shares

          Havas Advertising shares are listed on the Premier Marche of Euronext Paris S.A.

          Application shall be made to list the new Havas Advertising shares resulting from conversion to trading on Euronext Paris S.A. based on the date from which they carry full dividend rights either directly on the same line with the existing shares or, initially, on a second line.

2.6.6.2   Other places of listing

          Havas Advertising shares are also listed on the Nasdaq in New York in the form of American Depository Receipts.

2.6.6.3   Volume of transactions and movements in share price

          The table below shows the share price and the volume of transactions in shares of Havas Advertising on the Premier Marche of Euronext
          Paris S.A. These prices and volumes have been adjusted to take account of the division of the nominal value by 20 on 26 May 2000.

                                                                                                                Daily
                                                                                                 Average       amount of
                                                                          Highest     Lowest      daily         capital
                                                                           share      share      number of    transferred
                                                                           price      price       shares     (in thousands
          Month                                                          (in Euros) (in Euros)    traded       of Euros)
          -----                                                          ---------- ----------  ----------   -------------
          1999
          January......................................................      8.09      6.95        568,470        4,317
          February.....................................................      9.15      7.30        722,339        6,051
          March........................................................      9.49      8.23        358,564        3,190
          April........................................................      9.60      8.65        342,354        3,108
          May..........................................................      9.95      9.11        402,283        3,869
          June.........................................................     10.69      9.23        437,742        4,405
          July.........................................................     11.15      9.98        296,990        3,181
          August.......................................................     11.60     10.17        277,857        3,013
          September....................................................     11.94     10.95        264,838        3,023
          October......................................................     13.73     11.38        618,894        7,681
          November.....................................................     20.20     13.40      1,517,308       24,205
          December.....................................................     22.20     17.15        500,515        9,874

          2000

          January......................................................     26.40     18.11        662,337       14,649
          February.....................................................     30.48     23.00      1,225,636       33,821
          March........................................................     36.50     25.75        959,623       28,813
          April........................................................     28.05     18.45      1,337,319       31,452
          May..........................................................     29.25     18.70        892,099       20,558
          June.........................................................     25.30     20.85        604,630       14,284
          July.........................................................     26.39     22.50        428,746       10,598
          August.......................................................     26.90     21.70        943,164       22,258
          September....................................................     28.45     17.80      2,321,257       51,175
          October......................................................     19.42     15.00      1,877,682       32,783
          November.....................................................     19.82     15.15      1,165,324       20,126
          December (*).................................................     17.90     15.00      1,505,561       25,164

          ________________
          Source: Fininfo;
          (*) From 1 December to 8 December 2000.

          The closing price of a Havas Advertising share on 11 December 2000 was Euro 16.

2.6.7     Competent courts

          Any claim against Havas Advertising as defendant will be submitted to the jurisdiction of the competent courts at the location of their registered office which will be designated in accordance with the nature of the dispute, unless otherwise provided by the Nouveau Code de Procedure Civile.

                                  CHAPTER III

        GENERAL INFORMATION ON HAVAS ADVERTISING AND ITS SHARE CAPITAL

     The information for this chapter relating to Havas Advertising is provided in the document de reference registered with the Commission des Operations de Bourse on 19 April 2000 under number R.00-166 and in the prospectus definitif registered with the Commission des Operations de Bourse under number 00-1547 on 25 September 2000. That information is correct at the date of this note doperation definitif, save for the change in the share capital noted by the Board of Directors of Havas Advertising on 25 September 2000.

     Since 25 September 2000 Havas Advertising's share capital has been Euro 105,432,578.80 consisting of 263,581,447 shares (each with a nominal amount of Euro 0.40).

     On 23 October 2000, the Board of Directors has granted options to subscribe shares to employees and officers of the company and its subsidiaries. In the event of exercise of all of these options, these will give rise to the creation of 3,953,500 shares.

     The holders of options may not exercise them in 2000, only one third may be exercised in 2001, two thirds in 2002 and all of the options from 1 January 2003.

     The options should be exercised at the latest on 22 October 2007.

     The exercise price of an option is Euro 17.76 payable in cash on exercise. The price was determined on the basis of the average of the opening prices of the shares on the stock exchange on the twenty days preceding the date of the Board of Directors meeting.

     The exercise of all options previously granted could give rise to the creation of 7,999,480 shares.

                            CHAPTER IV

           INFORMATION ON THE BUSINESS OF HAVAS ADVERTISING

  The information for this chapter relating to Havas Advertising is provided in the document de reference registered with the Commission des Operations de Bourse on 19 April 2000 under number R.00-166 and in the prospectus definitif registered with the Commission des Operations de Bourse on 25 September 2000 under number 00-1547. That information remains, as at the date of this prospectus, accurate, subject to certain information on recent developments and future prospects set out in Chapter VII.

                            CHAPTER V

           ASSETS, LIABILITIES, FINANCIAL SITUATION AND RESULTS
                       OF HAVAS ADVERTISING

  The information for this chapter relating to Havas Advertising is provided in the document de reference registered with the Commission des Operations de Bourse on 19 April 2000 under number R.00-166 and in the prospectus definitif registered with the Commission des Operations de Bourse on 25 September 2000 under number 00-1547. That information remains, as at the date of this prospectus, accurate subject to certain information on billings for the first nine months of 2000 set out in Chapter VII.

                                  CHAPTER VI

                BOARD OF DIRECTORS, MANAGEMENT AND SUPERVISION
                             OF HAVAS ADVERTISING

     The information for this chapter relating to Havas Advertising is provided in the document de reference registered with the Commission des Operations de Bourse on 19 April 2000 under number R.00-166 and in the prospectus definitif registered with the Commission des Operations de Bourse on 25 September 2000 under number 00-1547. That information remains, as at the date of this prospectus, accurate subject to certain changes made to the composition of the Board of Directors and the creation of an Audit Committee.

1)   Board of Directors

     The Board of directors at its meeting of 25 September 2000 noted the resignation of Philippe Faure and decided to co-opt as his replacement Ed Eskandarian.

     The following table sets out the name and age of the directors, their principal duties, the date of their appointment and the year in which their appointment expires:

                                                                                           Date of          Expiration of
Name                          Position                   Age Principal Duties           appointment          appointment
----                          --------                   --  ----------------           -----------          -----------
Alain de Pouzilhac            President of the Board     54  President Directeur        April 1989              2006
                                                             General, Havas
                                                             Advertising
Michel Boutinard              Member of the Board        54  Consultant                 March 1997              2004
Rouelle
Paul Camous                   Member of the Board        77  Administrateur  Groupe     August 1988             2002
                                                             Andre
Jean-Michel Carlo             Member of the Board        55  Vice-President, Havas      October 1997            2003
                                                             Advertising
Alain Cayzac                  Member of the Board        58  Vice-President, Havas      October 1997            2003
                                                             Advertising
Richard Colker                Member of the Board        54  Associe gerant,            June 1995               2003
                                                             Acadia
                                                             Investment Corporation
Nicolas Duhamel               Member of the Board        46  Directeur General          June 1994               2004
                                                             Adjoint, Havas SA
Ed. Eskandarian               Member of the Board        64  President, Arnold          September 2000          2001
                                                             Communications
Pierre Lescure                Member of the Board        54  President, Canal +         June 1994               2002
Jacques Mayoux                Member of the Board        75  Vice-Chairman,             August 1988             2006
                                                             Goldman Sachs Europe
Thierry Meyer                 Member of the Board        61  Conseiller de la           June 1995               2005
                                                             Direction Generale,
                                                             Alcatel
Jean-Laurent Nabet            Member of the Board        36  Directeur du               October 1998            2006
                                                             Developpement, Havas
                                                             SA
Bob Schmetterer               Member of the Board        56  President, EURO RSCG       May 1998                2004
                                                             Worldwide
Jacques Seguela               Member of the Board        66  Vice President, Havas      June 1992               2004
                                                             Advertising
Patrick Soulard               Member of the Board        48  Directeur de la Banque     December 1999           2004
                                                             d'Investissement,
                                                             Societe Generale
Havas SA, represente par      Member of the Board        62  Directeur General,         May 1998                2004
Eric Licoys                                                  Vivendi; President,
                                                             Havas SA
SOCIF, represente par         Member of the Board        60  President, Immobiliere     August 1988             2004
Clement Vaturi                                               Hoteliere SA

2)   AUDIT COMMITTEE

     The Board of Directors during its meeting of 26 July 2000 decided to set up an Audit Committee that will examine the accounts with the Board of Directors and in conjunction with the Auditors.

     The Auditing Committee is composed by:

     .  Richard Colker, Chairman of the Committee

     .  Michel Boutinard-Rouelle,

     .  Clement Vaturi.

     R. John Cooper was elected on 1 November 2000 as Executive Vice-President Worldwide General Counsel & Managing Director, US Headquarter.

                                  CHAPTER VII

                   RECENT DEVELOPMENTS AND FUTURE PROSPECTS
                             OF HAVAS ADVERTISING

  The information in this chapter is provided in the document de reference registered on 19 April 2000 with the Commission des Operations de Bourse under number R 00-166 and in the final prospectus certified on 25 September 2000 by the Commission des Operations de Bourse under number 00-1547. This information remains correct at the date of this prospectus.

7.1  RECENT DEVELOPMENTS
     The following are the principal developments since the date of the final prospectus certified by the Commission des Operations de Bourse:

     The acquisition of Snyder Communications was approved by an Extraordinary General Meeting of the shareholders of Havas Advertising on 25 September 2000. The shareholders of Snyder agreed to the merger with Havas Advertising in an Extraordinary General Meeting also on 25 September 2000.

     The acquisition of Snyder Communications took effect on 26 September 2000.

     The listing of Havas Advertising shares on Nasdaq followed by Snyder Communications began on 27 September 2000.

     NOVEMBER 15, 2000

     Billings for the first nine months of the fiscal year 2000 (in thousand french francs; for information purposes only, 1 = FRF 6.55957)

                                                                      2000                         1999
     HAVAS ADVERTISING (Holding)                              ---------------------        -------------------
                                                                FRF         EUR            FRF           EUR
                                                              ---------     -------       -------       ------
     First Quarter
     Billings.............................................       23,901      3,644         20,548        3,133
     Other operating income...............................       18,388      2,803         21,608        3,294
     Financial revenue....................................        7,306      1,114          6,888        1,050
                                                                 49,595      7,561         49,044        7,477
                                                              ---------    -------       --------     --------
     Second Quarter
     Billings.............................................       42,211      6,435         25,873        3,944
     Other operating income...............................       49,958      7,616         35,317        5,384
     Financial revenue....................................      180,126     27,460        102,554       15,634
                                                                272,295     41,511        163,744       24,963
                                                              ---------    -------       --------     --------
     Third Quarter
     Billings.............................................       21,476      3,274         17,976        2,740
     Other operating income...............................       29,623      4,516         29,787        4,541
     Financial revenue....................................       26,848      4,093         18,074        2,755
                                                                 77,947     11,883         65,837       10,037
                                                              ---------    -------       --------     --------
     Total................................................      399,837     60,955        278,625       42,476
                                                              =========    =======       ========     ========

                                                                      2000                     1999
                                                              ---------------------     ----------------------
     CONSOLIDATED GROUP HAVAS ADVERTISING(*)                    FRF        EUR             FRF         EUR
                                                             ----------  ---------     ----------   ----------
     First Quarter........................................   14,564,713  2,220,376     10,443,359    1,592,080
     Second Quarter.......................................   17,700,179  2,698,375     12,796,145    1,950,760
     Third Quarter........................................   16,121,251  2,305,220     11,660,840    1,777,684
                                                             ----------  ---------     ----------    ---------
     Total................................................   47,386,143  7,223,971     34,900,344    5,320,523
                                                             ==========  =========     ==========    =========

__________

(*)The consolidated turnover is reconstituted turnover, in accordance with professional standards, to allow international comparisons.

In gross terms, the increase in turnover is 36.8 per cent. This increase does note take into account the Snyder acquisition.

Excluding changes in exchange rates and scope, the turnover for the first three quarters of 2000 increased by 13.5 per cent. over the same period in 1999.

On 15 November 2000 Havas Advertising announced an increase in billings of 35.8 per cent. for the first nine months of 2000. This increase is driven by important new business wins and successful acquisition focus on high-growth sectors. This increase does not take into account contributions from the acquisition of Snyder Communications.

The Havas Advertising Group (Paris Stock Exchange: HAV.PA ; Nasdaq: HADV), the world's fourth largest communications group, announced billings of over euro 7.2 billion for the first nine months of the fiscal year 2000. This represents an increase of over 35.8 PER CENT. compared to the same period last year.

Excluding contributions from acquisitions, the increase was 21.9 PER CENT. and, adjusted to exclude the effects of currency fluctuations, the first nine months billings were up 13.5 PER CENT. Growth by geographic region is highlighted in the table below:

BILLINGS GROWTH BY GEOGRAPHY

(1st nine months 2000 / 1st nine months 1999)

                                                                                   Unadjusted for acquisitions and currency
                                                                     Unadjusted                  fluctuations
                                                                    -------------  ---------------------------------------
Europe........................................................            + 32.2%                    +14.5%
North America.................................................            + 40.8%                    + 9.7%
Latin America.................................................            + 43.3%                   + 23.2%
Asia Pacific..................................................            + 42.0%                   + 16.0%
Total.........................................................            + 35.8%                   + 13.5%

The increase in billings over the first nine months of fiscal year 2000 does not take into account contributions from the acquisition of Snyder Communications, which was completed at the end of September 2000 and which will be consolidated in the Havas Advertising figures beginning October 1st .

Havas Advertising's excellent results again represent one of the industry's finest performances. In the first nine months of 2000, we delivered significant growth across our four operating divisions. In addition to robust double-digit billings increases throughout our four geographic regions, we enjoyed major new business wins, increased assignments from existing clients, and positive contributions from acquisitions principally in the high-growth marketing services sector. Business continues strong in the current quarter. Although the Snyder Communications acquisition closed only seven weeks ago and is therefore not included in our nine months' results, we have made significant progress in rapidly integrating the Snyder companies into our four operating divisions. As a result, we are confident that our fiscal year 2000 growth will exceed our pro forma objectives(*).

MAJOR NEW BUSINESS

This excellent performance is primarily a result of strong organic growth from existing clients as well as important new business activity. The net gain from new business was euro 1,688 million, which represents an increase of 51.6 per cent. compared to the same period in 1999 (euro 1,113 million). Major accounts gained across the four divisions of Havas Advertising include the following:

 .  EURO RSCG WORLDWIDE: Subway, Astrazeneca, Sky-Team, Alliance-Air France, Tusa
   Financial Sces, Alberto Culver, CNN, Searle (Monsanto), Bayer, E-IDC.

 .  ARNOLD WORDWIDE PARTNERS: Toshiba Europe, Real Estate Web, Carrefour, Liberty
   Surf, IQ Publishing, RAC, VIAG Interkom, Mini Car (BMW), Open, Scoot, QXL, Francaise des Jeux.

 .  MEDIA PLANNING GROUP: Reckitt Benckiser, Thomson, Orange International, Sky
   Team, Self Trade, Reed International, Bayer, San Miguel, Bongrain, Heineken, Packard, Yoplait, Candia, Chandon.

 .  DIVERSIFIED AGENCIES GROUP: Leclerc, IBM, CIC, AA, Microsoft, Airprime,
   Lucent, BT, Europ@web, E-IDC, Cable & Wireless, Amazon.com, Barclays, Sun Microsystems.

ACQUISITION UPDATE

In addition to this sustained organic growth, Havas Advertising has continued to implement an active policy of acquisitions. This policy is principally targeted towards both geographic areas that are a priority for its development and the high-growth marketing services sector. Following the acquisition of Snyder Communications, more than 60 per cent. of the group's revenues are now generated from the marketing services area. Since the beginning of the year, 30 acquisitions have been completed. Apart from Snyder Communications, the most important of these are:

 .  EU010RO RSCG WORLDWIDE: Acquisition of agencies: The Tyee Group, Meridian
   Consulting, Middleberg, Remtulla (Canada), Integrated Options (Australia).

 .  ARNOLD WORLDWIDE PARTNERS: Acquisition of agencies: Age (Brazil), Vickers &
   Benson (Canada)

 .  MEDIA PLANNING GROUP: Establishment of an online international network, Media
   Contacts.

 .  DIVERSIFIED AGENCIES GROUP: Acquisition of agencies: W&Cie, Altid, ISL,
   Printel (France), Hudson Sandler, eLearning (UK), Kratz & Jensen (USA)

     Havas Advertising has announced on November 30, 2000, that it has acquired the Abernathy MacGregor Group. With 65 persons, this firm headquarted in New-York with an office in Los Angeles is one of the leading independent financial communications firms in the United States. The firm will operate as an independent unit within Havas Advertising's Diversified Agencies Group.

SNYDER COMMUNICATIONS

Snyder Communications has published on 14 November 2000 its financial statements as at September 30, 2000, showing a gross margin of US$532.1 million. Excluding Circle.com (which will be accounted for by the equity method in Havas Advertising's accounts) and the discontinued telemarketing businesses of Brann DS/KI, the operating margin amounted to US$462.2 million (representing billings (as retreated in accordance with accounting standards) of US$3.08 billion), an increase of 14.6 per cent. over the first nine months of 1999 on the basis of the same scope of consolidation.

The merger related costs amount to approximately $89.8 million, which includes the amount necessary to pay out certain holders of SNC stock-options as a result of the merger, advisory fees, transaction bonuses and other expenses resulting from the merger. In addition, $25.8 million of non-recurring expenses have been recognised in selling, general and administrative as a result of various structural and policy changes undertaken in anticipation of the merger. In addition, a loss of $12.4 million was recorded as a result of the sale of Brann KI. These non-recurring costs and expenses referred to above, which are the principal cause of a negative net income of US$92.6 million as at 30 September 2000, were incurred by Snyder Communications prior to its acquisition by Havas Advertising and, accordingly, will not be reflected in Havas Advertising's consolidated financial statements as at 31 December 2000.

Excluding these non-recurring costs, Snyder's activities realised an EBIT of US$65.5 million for the first nine months of 2000, representing a ratio of EBIT to gross margin of 14.2 per cent. and an EBITDA ratio of 17.3 per cent. This is in line with the expectations of Havas Advertising.

7.2 FUTURE PROSPECTS

The stated objective (*) of the group is to reach Euro 2.2 billion in pro forma gross margin for the 2000 financial year and a ratio of EBIT over gross margin of 15 per cent. during the second half of 2001.

With a view to providing the Havas Advertising group with increased resources to pursue its strategy of targeted acquisitions in order to develop each of its four divisions. Havas Advertising has decided to launch an issue of bonds convertible and/or exchangeable into new or existing shares as set out in this document. As a result of the offering, the group's ability to grow organically and externally should be enhanced. Furthermore, the bond issue should also enable the planned refinancing of Snyder's debt.

The purpose of this transaction is also to optimise the funding policy of the group, which would benefit from attractive bond terms, whilst preserving its shareholders' interests. The OCEANE is a flexible product which allows the issuer either to convert the bonds into new shares or to exchange them for existing shares using its share buy-back programme. Consequently, Havas Advertising will be able to adjust the level of its shareholders' equity to its actual needs depending on changes in its cash-flow and external growth opportunities. The bond issue should have a beneficial impact on the net profit per share in 2001.

Globally, this transaction should provide the group with greater financial resources to pursue its strategy of dynamic development with the aim of creating value for its shareholders.

_________
(*) These objectives do not constitute forecasts based on the company's budget and have not been the subject of a specific review by the statutory auditors.